                                                                     Exhibit 2.1



                            STOCK PURCHASE AGREEMENT

                         DATED AS OF SEPTEMBER 30, 1998

                                 By and Between

                        ALLIN COMMUNICATIONS CORPORATION

                                      and

                           LIGHTHOUSE HOLDINGS, INC.

                                  TABLE OF CONTENTS
                                  -----------------

                                                                                Page
                                                                                ---
PREAMBLE.............................................................             1

ARTICLE 1

SALE OF STOCK........................................................             1

ARTICLE 2

CONSIDERATION AND MANNER OF PAYMENT..................................              1
     2.1   Purchase Price............................................              1
     2.2   Payment of Purchase Price.................................              2
     2.3   Unearned Revenue Adjustment...............................              2
     2.4   Closing Expenses and Related Taxes........................              3

ARTICLE 3

SELLER'S REPRESENTATIONS AND WARRANTIES..............................              4
     3.1   Seller's Authority........................................              4
     3.2   Organization and Qualification of the Company.............              4
     3.3   Subsidiaries..............................................              4
     3.4   Articles of Incorporation, By-Laws, Officers and Directors              4
     3.5   Capital Stock, Title to the Shares........................              4
     3.6   Options, etc..............................................              5
     3.7   Financial Statements......................................              5
     3.8   Absence of Undisclosed Liabilities........................              5
     3.9   Accounts Receivable and Accounts Payable..................              6
     3.10  Taxes.....................................................              6
     3.11  Material Contracts........................................              8
     3.12  Real Property.............................................              8
     3.13  Personal Property.........................................              9
     3.14  Litigation................................................              9
     3.15  Compliance with Applicable Laws...........................              9
     3.16  Intellectual Property.....................................             10
     3.17  Transaction Not a Breach..................................             10
     3.18  Conduct of Business.......................................             11
     3.19  Insurance Policies........................................             12
     3.20  Bank Accounts, Powers of Attorney.........................             12
     3.21  Licenses and Permits......................................             12
     3.22  Employee Benefit Plans....................................             13
     3.23  Interest of the Company in Customers, etc.................             14
     3.24  Health, Safety and Environment............................             14
     3.25  Salaries..................................................             15
     3.26  Personnel Agreements, Plans and Arrangements..............             15
     3.27  Workers Compensation......................................             16
     3.28  Customers.................................................             16
     3.29  Affiliate Transactions....................................             16
     3.30  Independent Contractors...................................             16
     3.31  Brokers...................................................             17
     3.32  No Misrepresentation......................................             17

ARTICLE 4

BUYER'S REPRESENTATIONS AND WARRANTIES...............................             17
     4.1   Organization..............................................             17
     4.2   Authorization.............................................             17
     4.3   Transaction Not a Breach..................................             17
     4.4   Acquisition of Shares for Investment......................             18
     4.5   No Misrepresentation......................................             18

ARTICLE 5

CLOSING..............................................................             18
     5.1   Time and Place............................................             18
     5.2   Deliveries of Seller......................................             18
     5.3   Deliveries of Buyer.......................................             20

ARTICLE 6

COVENANTS AFTER CLOSING..............................................             21
     6.1   Liability for Taxes.......................................             21
     6.2   Indemnification...........................................             22
     6.3   Restrictive Covenants.....................................             26
     6.4   Other Contracts and Permits...............................             28

ARTICLE 7

MISCELLANEOUS........................................................             29
     7.1   Notices, Consents, etc....................................             29
     7.2   Public Announcements......................................             30
     7.3   Severability..............................................             30
     7.4   Amendment and Waiver......................................             30
     7.5   Documents.................................................             30
     7.6   Counterparts..............................................             30
     7.7   Expenses..................................................             30
     7.8   Construction..............................................             30
     7.9   Headings..................................................             30
     7.10  Assignment................................................             31
     7.11  Definitions...............................................             31
     7.12  Entire Agreement..........................................             32
     7.13  Third Parties.............................................             32
     7.14  Interpretative Matters....................................             33
     7.15  Knowledge.................................................             33
     7.16  No Strict Construction....................................             33

SCHEDULES............................................................             35

EXHIBITS.............................................................             34

                         GLOSSARY OF DEFINED TERMS

"Accountants"........................................................    Section 2.3

"Affiliate"..........................................................    Section 7.11

"Affiliate Transactions".............................................    Section 3.29

"Affiliated Group"...................................................    Section 7.11

"Agreement"..........................................................    Introduction

"Business"...........................................................    Preamble

"Buyer"..............................................................    Introduction

"Buyer Indemnified Party"............................................    Section 6.2.1

"Buyer Taxes"........................................................    Section 6.1

"Closing"............................................................    Section 5.1

"Closing Date".......................................................    Section 5.1

"Code"...............................................................    Section 7.11

"Company"............................................................    Preamble

"Confidential Information"...........................................    Section 6.3.4

"Defense Counsel"....................................................    Section 6.2.3

"Defense Notice".....................................................    Section 6.2.3

"Direct Claims"......................................................    Section 6.2.4

"Employee Benefit Plans".............................................    Section 3.22

"Environmental and Safety Requirements"..............................    Section 3.24

"ERISA"..............................................................    Section 7.11

"Financial Statements"...............................................    Section 3.7

"GAAP"...............................................................    Section 7.11

"Hazardous Wastes"...................................................    Section 7.11

"Indefinite Claim"...................................................    Section 6.2.6

"Indemnified Party"..................................................    Section 6.2.3

"Independent Contractors"............................................    Section 3.30

"Indemnifying Party".................................................    Section 6.2.3

"Liens"..............................................................    Section 7.11

"Losses".............................................................    Section 6.2.1

"Material Contracts".................................................    Section 3.11

"Note"..............................................................     Section 2.2

"Permits"...........................................................     Section 3.21

"Person"...........................................................      Section 7.11

"Plan Affiliate"...................................................      Section 3.22

"Proprietary Rights"...............................................      Section 7.11

"Protest Notice"...................................................      Section 2.3

"Purchase Price"...................................................      Section 2.1

"Real Property"....................................................      Section 3.12

"Restricted Period"................................................      Section 6.3.2

"Rules"............................................................      Section 3.17

"Seller"...........................................................      Introduction

"Seller Indemnified Party".........................................      Section 6.2.2

"Seller Taxes".....................................................      Section 6.1

"Shares"...........................................................      Preamble

"Special Claim"....................................................      Section 6.2.6

"Tax"..............................................................      Section 7.11

"Tax Returns"......................................................      Section 7.11

"Territory"........................................................      Section 6.3.2

"Third Party Claim"................................................      Section 6.2.3

"Transaction Documents"............................................      Section 7.11

"Transition Services Agreement"....................................      Section 5.2

"Unaudited Financial Statements"...................................      Section 3.7


"Unearned Revenue Adjustment"......................................      Section 2.3

"Unearned Revenue Amount"..........................................      Section 2.3

"Unearned Revenue Schedule"........................................      Section 2.3

                                 STOCK PURCHASE AGREEMENT
                                 ------------------------


  STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of September 30, 1998, by and among ALLIN COMMUNICATIONS CORPORATION, a Delaware corporation ("Seller"), and LIGHTHOUSE HOLDINGS, INC., a Delaware corporation ("Buyer").


                                 PREAMBLE
                                 --------

  A. Sportswave, Inc. d/b/a International Sports Marketing, a Pennsylvania corporation (the "Company"), is engaged in the business of sports marketing and promotion (the "Business").

  B. Seller owns all of the issued and outstanding capital stock of the Company (the "Shares") and, accordingly, controls the business and operations of the Company.

  C. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Shares on the terms and conditions hereinafter set forth.

  NOW, THEREFORE, in consideration of the mutual covenants of the parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:


                                   ARTICLE 1
                                   ---------

                                 SALE OF STOCK
                                 -------------

  Seller, in reliance upon the representations and warranties of Buyer contained herein and on the terms and conditions herein set forth, hereby agrees to sell, assign, transfer, convey and deliver to Buyer at the Closing all of its right, title and interest in and to all of the Shares. Buyer, in reliance upon the representations and warranties of Seller contained herein and on the terms and conditions herein set forth, hereby agrees to purchase the Shares from Seller at the Closing for a purchase price as provided in Article 2 hereof.


                                 ARTICLE 2
                                 ---------

                      CONSIDERATION AND MANNER OF PAYMENT
                      -----------------------------------

  2.1           Purchase Price.  The aggregate purchase price for the Shares
                --------------
(the "Purchase Price") is $3,500,000, payable in accordance with Section 2.2 and subject to adjustment as set forth in Section 2.3. The Purchase Price shall be allocated to the assets of the Company by Buyer and Seller, in accordance with applicable requirements of the Code and reflecting the fair market value of the various Company assets, within 30 days after the Closing Date. These allocations shall be binding on all parties for Federal and State income tax purposes in connection with this Agreement, and shall be consistently reflected by each party on its Tax Returns. Such allocation of the Purchase Price shall be included herein as Schedule 2.1.
                      ------------

  2.2           Payment of Purchase Price.  The Purchase Price shall be payable
                -------------------------
at the Closing as follows:

(a) Buyer shall pay to Seller, by wire transfer of immediately available funds to an account of Seller at a bank or banks specified by Seller, an amount equal to $3,000,000 less the Estimated Adjustment to the extent it is a decrease to the Purchase Price or plus the Estimated Adjustment to the extent it is an increase to the Purchase Price.

(b) Buyer shall deliver the duly executed Promissory Note, in substantially the form of Exhibit A attached hereto (the "Note"), in the original principal
             ---------
     amount of $500,000.

  2.3           Unearned Revenue Adjustment.  Notwithstanding anything to the
                ---------------------------
contrary contained herein, the Purchase Price shall be (a) reduced on a dollar for dollar basis to the extent that the Unearned Revenue Amount of the Company as of the Closing Date is less than $56,488, determined as set forth below, or
(b) increased on a dollar for dollar basis to the extent that the Unearned Revenue Amount is greater than $56,488 (either such adjustment, the "Unearned Revenue Adjustment").

(a)  Definition.  For purposes of this Agreement, the term "Unearned Revenue
     ----------
     Amount" shall be determined as of the Closing Date in a manner consistent with Exhibit B, and shall include all accounts for which unearned revenue
          ---------
     is currently recorded on the books of the Company.

(b)  Estimated Adjustment.  Within seven business days prior to the Closing, but
     --------------------
     in no event less

     than three business days prior to the Seller, Seller shall deliver to the Buyer a certificate of the chief financial officer of the Company which contains Seller's good faith best estimate of the Unearned Revenue Amount and any resulting Unearned Revenue Adjustment expected on the Closing Date ("Estimated Adjustment"), which Estimated Adjustment shall be reasonably acceptable to Buyer.

(c)  Unearned Revenue Schedule.  As soon as practicable, but not later than 90
     -------------------------
     days after the Closing Date, the Company shall prepare and deliver to Seller a schedule setting forth the Company's Unearned Revenue Amount and the Unearned Revenue Adjustment, if any (the "Unearned Revenue Schedule").

(d)  Protest Notice.  Within 10 days of the delivery of the Unearned Revenue
     --------------
     Schedule, Seller may deliver written notice (the "Protest Notice") to Buyer of any objections, and the basis therefor, which Seller may have to the Unearned Revenue Schedule. The failure of Seller to deliver such Protest Notice within the prescribed time period will constitute Seller's acceptance of the Unearned Revenue Schedule as determined by Buyer. Upon receipt of the Unearned Revenue Schedule, Seller and its representatives shall be given unrestricted access to all of the Company's books and records during reasonable business hours for the purpose of verifying the Unearned Revenue Schedule.

(e)  Resolution of Seller's Protest.  If Seller and Buyer are unable to resolve
     ------------------------------
     any disagreements with respect to the Unearned Revenue Schedule within 20 days following Buyer's receipt of the Protest Notice, then the items in dispute will be referred to Arthur Andersen L.L.P. (the "Accountants") for final determination within 45 days, which determination shall be final and binding on both Buyer and Seller. Seller, on the one hand, and Buyer, on the other hand, shall bear the fees and expenses of the Accountants equally.

(f)  Payment.  Within 10 days of the final determination of the Unearned Revenue
     -------
     Adjustment, payment of the Unearned Revenue Adjustment shall be paid as follows: (i) in the event of a Unearned Revenue Adjustment that is a decrease to the Purchase Price, Seller shall pay Buyer an amount equal to such Unearned Revenue Adjustment, to be paid by Seller in immediately available funds within ten days of the final determination of the Unearned Revenue Adjustment or (ii) in the event of a Unearned Revenue Adjustment that is an increase to the Purchase Price, Buyer shall pay Seller an amount equal to such Unearned Revenue Adjustment, to be paid by Buyer in immediately available funds within ten days of the final determination of the Unearned Revenue Adjustment.

(g)  Cooperation of Auditors.  Seller and Seller's accountants and other
     -----------------------
     representatives shall fully cooperate with Buyer and Arthur Andersen, L.L.P. and other representatives of the Company in preparation of the Unearned Revenue Schedule, including, without limitation, by providing access to workpapers relevant to the Closing Unearned Revenue Schedule as well as the books and records related thereto (subject to providing any "hold harmless" letters or similar agreements requested by such representatives).

  2.4           Closing Expenses and Related Taxes.  Seller shall pay at the
                ----------------------------------
Closing any stamp or other sales, transfer or transaction tax imposed under the laws of the United States or any state, county, municipality or other subdivision thereof on the sale of the Shares by Seller to Buyer.

                                 ARTICLE 3
                                 ---------

                    SELLER'S REPRESENTATIONS AND WARRANTIES
                    ---------------------------------------

  Seller represents and warrants to Buyer as follows:

  3.1           Seller's Authority.  Seller has full power, right and authority
                ------------------
to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. This Agreement and each of the Transaction Documents to which Seller is a party have been duly executed and delivered by Seller and constitute the valid and binding obligations of Seller and are enforceable against Seller in accordance with their respective terms. Except as set forth on Schedule 3.1, no permits, approvals or consents of or
                       ------------
notifications to (a) any governmental entities or (b) any other Persons are necessary in connection with the execution, delivery and performance by Seller of this Agreement and the Transaction Documents and the consummation by Seller of the transactions contemplated hereby and thereby.

  3.2           Organization and Qualification of the Company.  The Company is a
                ---------------------------------------------
corporation duly organized, validly existing, and in good standing under the laws of the State of Pennsylvania. The Company has full power and authority to carry on its business as it is now being conducted and to own or hold under lease the properties and assets it now owns or holds under lease. The Company is duly qualified to do business and is in good standing as a foreign corporation in the jurisdictions listed on Schedule 3.2 and there are no other
                                           ------------
jurisdictions in which its conduct of the Business or its ownership of assets requires such qualification under applicable law.

  3.3           Subsidiaries.  The Company has no subsidiaries and does not own,
                ------------
directly or indirectly, any stock, partnership interest, joint venture interest or other equity interest in any other Person.

  3.4           Articles of Incorporation, By-Laws, Officers and Directors.
                ----------------------------------------------------------
Complete and correct copies of the Company's charter documents and all amendments thereof to date, certified by the Secretary of State of Pennsylvania, and the by-laws as amended to date, certified by an officer of the Company have been delivered to Buyer. Schedule 3.4 contains a complete and correct list of
                          ------------
all of the officers and directors of the Company. The minute books of the Company contain complete and correct copies of the minutes of each meeting and each action by written consent of its Board of Directors or shareholders and the stock ledger of the Company contains a complete and correct record of all issuances and transfers of capital stock of the Company.

  3.5           Capital Stock, Title to the Shares.  Schedule 3.5 sets forth the
                ----------------------------------   ------------
entire authorized capital stock and the total number of issued and outstanding shares of capital stock of the Company. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and non-assessable and are owned, beneficially and of record, by Seller and no Shares are subject to, nor have been issued in violation of preemptive rights. All issuances, sales and repurchases by the Company of its Shares have been effected in compliance with all applicable laws, including, without limitation, applicable federal and state securities laws. Seller has good and marketable title to the Shares, free and clear of any Liens whatsoever. Upon consummation of the transactions provided for in this Agreement in accordance with the terms hereof, Seller will deliver good and marketable title to all of the Shares, free and clear of any Liens whatsoever, other than transfer restrictions under federal and state securities laws.

  3.6           Options, etc  The Company does not have outstanding any stock or
                ------------
other securities convertible into or exchangeable for shares of its capital stock or containing profit participation features, and the Company does not have outstanding any options, warrants or rights to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock. There are no voting agreements, voting trusts or other agreements (including, without limitation, contractual or statutory preemptive rights or cumulative voting rights), commitments or understandings with respect to the voting or transfer of the capital stock of the Company.

  3.7           Financial Statements.  Schedule 3.7 contains the following
                --------------------   ------------
financial statements of the Company (the "Financial Statements"):

(a) the audited consolidated balance sheet of the Company as of December 31, 1997, 1996 and 1995 and the related statements of income and cash flows for the fiscal years then ended and the auditor's reports and opinions thereon; and

(b) the unaudited consolidated balance sheet of the Company as of August 31, 1998 and the related statement of income for the eight months, then ended (the "Unaudited Financial Statement").

  Each of the Financial Statements is complete and correct in all material respects, is consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects) and fairly presents the Company's financial condition, assets and liabilities as of its respective date and the results of operations and cash flows for the period related thereto in accordance with GAAP consistently applied throughout the period covered thereby, except that the Unaudited Financial Statements lack the footnote disclosure and normal recurring accruals otherwise required by GAAP, none of which, if provided, would reflect a material adverse change in the operations or financial condition of the Company. Copies of all items that relate to the Business in the management letters received by the Company from its certified public accountant in connection with each of the audits for the years ended December 31, 1995, 1996 and 1997 have been provided to Buyer.

  3.8           Absence of Undisclosed Liabilities.  The Company does not have
                ----------------------------------
any material debts, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise and whether due or to become due) arising out of transactions entered into, at or prior to the Closing, or any transaction, series of transactions, action or inaction at or prior to the Closing, or any state of facts or condition existing at or prior to the Closing (regardless of when such liability or obligation is asserted), including, without limitation, liabilities or obligations on account of Taxes or governmental charges or penalties, interest or fines thereon or in respect thereof, except (a) to the extent specifically reflected and accrued for or reserved against in the Financial Statements, (b) for liabilities specifically delineated on Schedule 3.8, or (c) for liabilities
                                           ------------
and obligations which have arisen after August 31, 1998 in the ordinary course of business consistent with past custom and practice (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

3.9      Accounts Receivable and Accounts Payable
         ----------------------------------------

(a) All of the Company's accounts receivable reflected on the Financial Statements have arisen in bona-fide arms length transactions in the ordinary course of business and, except for immaterial amounts, are valid and binding obligations of the account debtors, subject to the allowance for doubtful accounts on such Financial Statements, and are collectible in the ordinary course of business.

(b) Except for intercompany payables which will be discharged at or prior to the Closing, all of the Company's accounts payable reflected on the Financial Statements have arisen in bona-fide arms length transactions in the ordinary course of business and, prior to Closing, the Company has been paying its accounts payable in the ordinary course, consistent with past practice.

  3.10          Taxes.
                -----

I.   Filing of Returns.  Except as set forth in Schedule 3.10 (although such
     -----------------                          -------------
     exceptions shall be indemnifiable hereunder), the Company has properly completed and filed on a timely basis and in correct form all Tax Returns required to be filed on or prior to the date hereof. As of the time of filing, the foregoing Tax Returns reflected, in all material respects, the facts regarding the income, business, assets, operations, activities, status, or other matters of the Company or any other information required to be shown thereon. In particular, the foregoing returns are not subject to penalties under Section 6662 of the Code, relating to accuracy-related penalties (or any corresponding provision of the state, local or foreign Tax law) or any predecessor provision of law. An extension of time within which to file any Tax Return that has not been filed has not been requested or granted.

(b)  Payment of Taxes.  With respect to all amounts in respect of Taxes imposed
     ----------------
     on the Company or for which the Company is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, except as set forth on Schedule 3.10
                                                                  -------------
     (although such exceptions are indemnifiable hereunder) all applicable tax laws and agreements have been fully complied with, and all such amounts required to be paid by the Company to taxing authorities or others on or before the date hereof have been paid.

(c)  Audit History.  No issues have ben raised (and are currently pending) by
     -------------
     any taxing authority in connection with any of the Tax Returns. No waivers of statutes of limitation with respect to the Tax Returns have been given by or requested from the Company. All deficiencies asserted or assessments made as a result of any examinations have been fully paid or settled.

(d)  Liens.  There are no liens for Taxes (other than for current Taxes not yet
     -----
     due and payable) on the assets of the Company.

(e)  Tax-Sharing or Allocation Agreements.  The Company is not a party to or
     ------------------------------------
     bound by (nor will the Company become a party to or bound by) any tax-indemnity, tax-sharing, or tax-allocation agreement.

(f)  Prior Affiliated Groups.  Except for the Affiliated Group of which Seller
     -----------------------
     is presently a member, the Company has never been a member of an Affiliated Group.

(g)  Tax Elections.  All material elections with respect to Taxes affecting the
     -------------
     Company as of the date hereof are set forth in Schedule 3.10.
                                                    -------------

(h)  Section 341(f) Consent.  The Company has not filed a consent pursuant to
     ----------------------
     the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local, or foreign income tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local, or foreign income tax law) apply to any disposition of any asset owned by it.

(i)  Safe Harbor Lease Property.  None of the assets of the Company is property
     --------------------------
     that the Company is required to treat as being owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

(j)  Adjustments Under Section 481.  The Company has not agreed to make nor is
     -----------------------------
     it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(k)  Parachute Payment.  The Company is not a party to any agreement, contract,
     -----------------
     arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

(l)  U.S. Real Property Holding Corporation.  The Company is not and has not
     --------------------------------------
     been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in
     Section 897(c)(1)(A)(ii) of the Code.

(m)  Foreign Person.  The Seller is not a person other than a United States
     --------------
     person within the meaning of the Code, and is not subject to withholding under Section 1445 of the Code.

(n)  No Withholding.  The transaction contemplated herein is not subject to the
     --------------
     tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code, or of any other provision of law.

(o)  Permanent Establishment.  The Company does not have and has not had a
     -----------------------
     permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

(p)  Existing Partnerships.  The Company is not a party to any joint venture,
     ---------------------
     partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

(q)  Section 338(h)(10) Election.  Seller represents that it filed a
     ---------------------------
     consolidated federal income tax return with the Company for the taxable year immediately preceding the current taxable year and that Seller is eligible to make an election under Section 338(h)(10) of the Code (and any comparable election under state or local tax law) with respect to the Company.

  3.11          Material Contracts.  Schedule 3.11 is a correct and complete
                ------------------   -------------
list of every material contract, agreement, relationship or commitment, written or oral, to which the Company is a party or by which it is bound which (i) requires aggregate future payments in excess of $50,000, (ii) has a term or effective period longer than one year in duration or (iii) contains non-competition or non-solicitation covenants or similar restrictions of the Company (collectively, the "Material Contracts"), correct and complete copies of which previously have been furnished to Buyer. The Company is not in default, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a default, under any Material Contract or any other material obligation owed by the Company, and, to the knowledge of Seller, no event has occurred which with the giving of notice or the passage of time or both would constitute a default by any other party to any such Material Contract or obligation. Each of the Material Contracts is in full force and effect, is valid and enforceable in accordance with its terms and is not subject to any claims, charges, set-offs or defenses. Each Material Contact was effected on market terms in arms-length negotiations.

  3.12          Real Property.  The Company does not own any real property.  The
                -------------
Company has valid leasehold interests in all of the real property which they hold under the leases described in Schedule 3.12 (collectively, the "Real
                                   -------------
Property"), in each case free and clear of all Liens, except as set forth on

Schedule 3.12.  The Real Property constitutes all real properties used or
-------------
occupied by the Company in connection with the Business or reflected on the Financial Statements. With respect to the Real Property: (a) the Company has all easements and rights necessary to conduct the Business; (b) no portion thereof is subject to any pending or, to the knowledge of Seller, threatened condemnation proceeding or proceeding by any public authority; (c) the buildings, plants and structures, including, without limitation, heating, ventilation and air conditioning systems, roof, foundation and floors, are in good operating condition and repair, subject only to ordinary wear and tear, and are not in violation of any zoning or other Rules; (d) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of any parcel of Real Property; and (e) the Real Property is supplied with utilities and other services necessary for the operation of such facilities.

  3.13          Personal Property.  Except for such liens the discharges of
                -----------------
which will be delivered at the Closing, the Company has good and marketable title to, or a valid leasehold interest all tangible and intangible assets, property and rights used by the Company in connection with the Business or shown on the Unaudited Financial Statements (except to the extent that assets have after the date hereof been disposed of in the ordinary course of business), in each case, free and clear of any Liens. As of the Closing, except as set forth on Schedule 3.13, the assets and leasehold interests owned by the Company will
   -------------
include all tangible and intangible assets, properties and rights used in, or reasonably necessary for, or material to, the operation of the Business as currently conducted, as conducted during the previous twelve months and as currently proposed to be conducted. All items of tangible personal property used by the Company are in good condition and repair and none of such personal property requires any repair or replacement except for maintenance in the ordinary course of business. Except as set forth on Schedule 3.13, none of the
                                                     -------------
personal property of the Company is held under any lease, security agreement, conditional sales contract or other title retention or security arrangement or is located other than on the premises of the Company.

  3.14          Litigation.  There is no suit, action, proceeding,
                ----------
investigation, claim or order pending or, to the knowledge of Seller, threatened against the Company (or pending or, threatened against any of the officers, directors or key employees of the Company with respect to their business or proposed business activities), or to which the Company is otherwise a party, which if adversely determined would adversely affect the Company, its assets or the Business, before any court, or before any governmental department, commission, board, agency, or instrumentality, nor, is there any reasonable basis for any such action, proceeding or investigation. The Company is not subject to any judgment, order or decree of any court or governmental agency, neither the Company nor Seller has received any opinion or memorandum or legal advice from legal counsel retained by the Company or Seller to the effect that either such party is exposed, from a legal standpoint, to any liability which may be material to its business, and the Company has not engaged in any legal action to recover monies due it or for damages sustained by it. Schedule 3.14 sets forth all closed litigation matters with respect to the
    -------------
Company to which the Company was a party during the five years preceding the date hereof, the date such litigation was commenced and concluded, and the nature of the resolution thereof (including amounts paid in settlement or judgment).

  3.15          Compliance with Applicable Laws.  The Company is not in
                -------------------------------
violation of any law, regulation or requirement applicable to it or the conduct, ownership, use, occupancy or operation of the Business or the Real Property, nor has the Company or Seller received notice (written or oral) of any such violation.

  3.16          Intellectual Property.  Schedule 3.16 contains a complete and
                ---------------------   -------------
correct list of all patented and registered Proprietary Rights owned by the Company and all pending applications for the registration of other Proprietary Rights owned or filed by the Company. Schedule 3.16 also contains a complete
                                       -------------
and correct list of all trade or corporate names used by the Company and a complete and correct list of all licenses and other rights granted by the Company to any third party with respect to Proprietary Rights and licenses and other rights granted by any third party to the Company. Except as set forth on

Schedule 3.16, (a) the Company owns and possesses all right, title and interest
-------------
in and to, or has a valid license to use, all of the Proprietary Rights necessary for the operation of the Business as presently conducted and none of such Proprietary Rights has been abandoned; (b) no claim by any third party contesting the validity, enforceability, use or ownership of any such Proprietary Rights has been made, is currently outstanding or, to the knowledge of Seller, threatened, and, to the knowledge of Seller, there is no reasonable basis for any such claim; (c) neither the Company nor Seller nor any registered agent of the Company or Seller has received any notices of, nor has any knowledge of any reasonable basis for an allegation of, any infringement or misappropriation by, or conflict with, any third party with respect to such Proprietary Rights, nor has the Company, Seller or any registered agent of the Company or Seller received any claims of infringement or misappropriation of or other conflict with any Proprietary Rights of any third party; and (d) the Company has not infringed, misappropriated or otherwise violated any Proprietary Rights of any third parties, and neither the Company nor Seller has any knowledge of infringement, misappropriation or conflict which will occur as a result of the continued operation the Company's Business as presently conducted or as currently proposed by the Company to be conducted.

  3.17          Transaction Not a Breach.  Neither the execution and delivery of
                ------------------------
this Agreement and the Transaction Documents by Seller nor the performance by it of the transactions contemplated hereby or thereby will:

(a) violate or conflict with or result in a breach of any provision of any law, statute, rule, regulation, order, permit, judgment, injunction, decree or other decision (collectively, "Rules") of any court or other tribunal or any governmental entity or agency binding on Seller or the Company or their respective properties, or conflict with or result in the breach of any of the terms, conditions or provisions thereof;

(b) constitute a default under the charter documents or the by-laws of the Company or of any Material Contract;

(c) constitute an event which would permit any party to terminate, or accelerate the maturity of any indebtedness or other obligation under, any Material Contract;

(d) result in the creation or imposition of any Lien upon any of the Company's capital stock or assets;

(e) require any authorization, consent, approval, exemption or other action by, or notice to, any court or administrative or governmental body pursuant to the charter or by-laws of any of the Company or any Rules; or

(f) create an obligation on the part of the Company or Seller to pay any bonus, transaction fee or other amount to any Person.

  3.18          Conduct of Business.
                -------------------

         (a)   Conduct of Ordinary Course.  Except as set forth on Schedule 3.18
               --------------------------                          -------------
     or as otherwise provided in this Agreement, since July 31, 1998, the Company has conducted its business only in the ordinary course of business consistent with past custom and practice, and has incurred no liabilities other than in the ordinary course of business consistent with past custom and practice and there has been no material adverse change in the assets, condition (financial or otherwise), operating results, employee or customer relations, business activities or business prospects of the Company. Without limitation of the foregoing and except as set forth on Schedule
                                                                    --------
     3.18, since July 31, 1998, the Company has not:
     ----

               (i) sold, assigned or transferred any of the assets of the Business or mortgaged, pledged or subjected them to any Lien, charge or other restriction, except for Liens for current property taxes not yet due and payable;

               (ii) sold, assigned, transferred, abandoned or permitted to lapse any licenses or permits which, individually or in the aggregate, are material to the Business or any portion thereof, or any of the Proprietary Rights or other intangible assets, or disclosed any material proprietary confidential information to any person, granted any license or sublicense of any rights under or with respect to any Proprietary Rights;

               (iii) made or granted any increase in, or amended or terminated, any existing plan, program, policy or arrangement, including, without limitation, any Employee Benefit Plan or arrangement or adopted any new Employee Benefit Plan or arrangement, or entered into any new collective bargaining agreement or multiemployer plan;

               (iv) conducted their cash management customs and practices (including the timing of collection of receivables and payment of payables and other current liabilities) and maintained its books and records other than in the usual and ordinary course of business consistent with past custom and practice;

               (v) made any loans or advances to, or guarantees for the benefit of, or entered into any transaction with any employee, officer or director;

               (vi) suffered any extraordinary loss, damage, destruction or casualty loss to the Business or waived any rights of material value, whether or not covered by insurance and whether or not in the ordinary course of business;

               (vii) received notification that any material customer will stop or decrease in any material respect the rate of business done with the Company;

               (viii) declared, set aside or paid any dividend or distribution of cash or other property to any shareholder or purchased, redeemed or otherwise acquired any shares of its capital stock, or made any other payments to any shareholder; provided, however, that, notwithstanding any such distributions set forth in

          Schedule 3.18, on the Closing Date, the Company shall cash sufficient
          -------------
          to cover all outstanding checks, drafts or other withdrawals on the Company's accounts;

               (ix) amended or authorized the amendment of its charter documents or by-laws;

               (x) entered into any other material transaction, other than in the ordinary course of business consistent with past custom and practice; or

               (xi)     committed to any of the foregoing.

          (b) No Illegal Payments.  The Company has not at any time made, or
              -------------------
     committed to make, any payments for illegal political contributions or made any bribes, kickback payments or other illegal payments to any of their customers, employees, agents, representatives or any other Person.

     3.19 Insurance Policies.  Schedule 3.19 is a correct and complete list and
          ------------------   -------------
description, including policy numbers, coverage, and deductibles, of all insurance policies and binders owned by the Company, correct and complete copies of which policies or binders have previously been delivered to Buyer. Such policies are in full force and effect, and the Company is not in default under any of them. The Company has not received any notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to such insurance policies nor, to the knowledge of Seller, is there any basis for any such action. Schedule 3.19 also contains a list of all pending claims with any
              -------------
insurance company and any instances within the previous three years of a denial of coverage of the Company by any insurance company.

     3.20 Bank Accounts, Powers of Attorney.  Schedule 3.20 is a complete and
          ---------------------------------   -------------
correct list of each bank in which the Company has an account or safe deposit box, the number of each such account or box and the names of all persons authorized to draw thereon or to have access thereto. Schedule 3.20 also
                                                       -------------
includes a complete and correct list of all outstanding powers of attorney executed on behalf of the Company.

     3.21 Licenses and Permits.  The Company holds all the permits, licenses,
          --------------------
franchises and approvals of governmental authorities and agencies necessary or material for the current conduct, ownership, use, occupancy or operation of the Business or the Real Property, all of which are identified on Schedule 3.21
                                                              -------------
("Permits"). The Company is in compliance in all material respects with such Permits, all of which are in full force and effect, and neither the Company nor Seller has received any notices (written or oral) to the contrary.

     3.22 Employee Benefit Plans.
          ----------------------

          (a) Except as set forth in Schedule 3.22, neither the Company nor any
                                     -------------
     current or former Plan Affiliate has maintained, sponsored, adopted, made contributions to or obligated itself to make contributions to or to pay any benefits or grant rights under or with respect to any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), "multi-employer plan" (as defined in Section 3(37) of ERISA), plan of deferred compensation, medical plan, life insurance plan, long-term disability plan, dental plan or welfare plan, personnel policy (including, without limitation, vacation time, holiday pay, bonus programs, moving expense reimbursement programs and sick leave), excess benefit plan, bonus or incentive plan (including, but not limited to, stock options, restricted stock, stock bonus and deferred bonus plans), salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement or any other benefit, program or contract (collectively, "Employee Benefit Plans"), whether or not written or pursuant to a collective bargaining agreement, which could give rise to or result in the Company having any debt, liability, claim or obligation of any kind or nature, whether accrued, absolute, contingent, direct, indirect, known or unknown, perfected or inchoate or otherwise and whether or not due or to become due.

          (b) Seller has delivered to Buyer with respect to each written Employee Benefit Plan a complete and accurate copy of: (i) each plan document and summary plan description; (ii) each Form 5500 Annual Report, if applicable, for the three (3) most recent years; (iii) each material letter, ruling or notice issued by a governmental entity or agency, including the most recent letter of determination from the Internal Revenue Service; and (iv) the latest financial statements and latest prepared actuarial reports for any employee pension benefit plans.

          (c) To the extent required by ERISA and the Code, each Employee Benefit Plan: (i) has been and currently complies in form and in operation in all respects with all applicable requirements of ERISA and the Code, all Rules and its terms (except as otherwise required by law); (ii) has been and is operated in compliance with applicable Rules in such a manner as to qualify, when appropriate, for both Federal and state purposes, for income tax exclusion to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto; and (iii) where appropriate, has received a favorable letter of determination from the Internal Revenue Service on which it may rely.

          (d) With respect to each Employee Benefit Plan, there are no suits, actions proceedings, investigations, claims or orders pending or, to the knowledge of Seller, threatened with respect to the assets thereof, and, to the knowledge of Seller, there are no facts which could reasonably be expected to give rise to any liability, suit, action, proceeding or claim against any Employee Benefit Plan, any fiduciary or plan administrator or other Person dealing with any Employee Benefit Plan or the assets of such plan. No "prohibited transaction" as defined in Section 4975 of the Code and Section 406 of the Code has occurred (except a prohibited transaction to which any exemption is applicable).

          (e) All contributions, payments, premiums, expenses, reimbursements or accruals for all periods ending prior to or as of the Closing for each Employee Benefit Plan shall have been made to the extent required by such Employee Benefit Plan or accrued on the Closing Balance Sheet to the extent required by GAAP and no such plan otherwise has (and could not reasonably be expected to have) any unfunded liability (including for periods from the first day of the current plan year to the Closing) which is not reflected on the Financial Statements.

          (f) Neither the Company nor any Plan Affiliate has at any time participated in, made contributions to or had any other liability with respect to any Employee Benefit Plan which (i) is or was a "multiemployer plan" as defined in Section 4001 of ERISA, a "multiemployer plan" within the meaning of Section 3(37) of ERISA, a "multiple employer plan" within the meaning of Section 413(c) of the Code or a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA, (ii) otherwise is or was an "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, or (iii) provides medical, health or life insurance for or on behalf of current or future retirees or former employees (except for limited continued medical benefit coverage required to be provided under Section 4980 of the Code and
     Part 6 of Subtitle B of Title I of ERISA). As used herein, "Plan Affiliate" shall refer to any trade or business, whether or not incorporated, under common control with the Company within the meaning of
     Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

     3.23  Interest of the Company in Customers, etc  Except as set forth on
           -----------------------------------------
     Schedule 3.23, none of the Company, Seller or any of their respective
     -------------
     Affiliates has any direct or indirect interest in any competitor or customer of the Business or in any Person from whom or to whom the Company leases any real or personal property or in any other Person with whom the Company has any business relationship.

     3.24 Health, Safety and Environment.
          ------------------------------

          (a) The Company is in compliance with all applicable Federal, state and local laws, rules, regulations, ordinances and requirements relating to public health and safety, worker health and safety and pollution and protection of the environment, all as amended or hereafter amended ("Environmental and Safety Requirements"), and the Company possesses all permits, licenses and certificates, and have filed all notices or applications, required thereby.

          (b) The Company has never generated, transported, treated, stored, or disposed of any Hazardous Wastes at any site, location or facility and no such Hazardous Wastes are present on, in or under the Real Property, and the Real Property does not contain (including, without limitation, containment by means of any underground storage tank) any Hazardous Waste.

          (c) The Company has not been subject to, or received any notice (written or oral) of any private, administrative or judicial action, or any notice (written or oral) of any intended private, administrative, or judicial action relating to the presence or alleged presence of Hazardous Wastes in, under or upon any Real Property owned or used by the Company, and, to the knowledge of Seller, there is no reasonable basis for any such notice or action, and there are no pending or threatened actions or proceedings (or notices of potential actions or proceedings) from any governmental agency or any other entity regarding any matter relating to health, safety or protection of the environment.

          (d) No facts, events or conditions with respect to the past or present operations or facilities of the Company or the Business exist which could reasonably be expected to interfere with or prevent continued compliance with, or could give rise to any common law or statutory liability or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation against or involving the Company or the Business under any Environmental and Safety Requirement based on any such fact, event or circumstance, including, without limitation, liability for cleanup costs, personal injury or property damage.

     3.25 Salaries.  Schedule 3.25 is a true, complete and correct list setting
          --------   -------------
forth as of August 31, 1998 (i) the names and current compensation rate and compensation of all individuals employed by the Company on a salaried basis,
(ii) the names and current compensation rate of all individuals employed by the Company on an hourly or piecework basis and (iii) the names and total annual compensation for all independent contractors who render services on a regular basis to the Company whose current annual compensation is in excess of $20,000. Except as set forth in Schedule 3.25, no person listed thereon will have
                       --------------
received any bonus or increase in compensation since August 31, 1998, and there has been no "general increase" in the compensation or rate of compensation payable to any employees of the Company since August 31, 1998, nor since that date has there been any promise to the employees listed on Schedule 3.25 orally
                                                           -------------
or in writing of any bonus or increase in compensation, whether or not legally binding, except for increases in the ordinary course of business consistent with the Company's past compensation practices and obligations incurred under existing bonus, insurance, pension or other employee benefit plans described on

Schedule 3.22.
-------------

     3.26 Personnel Agreements, Plans and Arrangements.  Except as set forth on
          --------------------------------------------
Schedule 3.26, the Company is not a party to or obligated in connection with the
-------------
Business with respect to any (a) outstanding contracts with current or former employees, agents, consultants, advisers, salespersons, sales representatives, distributors, sales agents, independent contractors, or dealers, or (b) collective bargaining agreements or contracts with any labor union or other representative of employees or any employee benefits provided for by any such agreement, correct and complete copies of which previously have been furnished to Buyer. No strike, union organizational activity, allegation, charge or complaint of employment discrimination or other similar occurrence has occurred or is pending or, to the knowledge of Seller, threatened against the Company nor does the Company or Seller know any basis for any such allegation, charge, or complaint. To the knowledge of Seller, the Company has complied with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, sexual harassment, employment discrimination and the payment of social security and other taxes and no officer, director, shareholder, or other agent or representative of the Company has taken any action that could give rise to a cause of action against the Company under such laws. There are no administrative charges or court complaints pending or, to the knowledge of Seller, threatened against the Company before the U.S. Equal Employment Opportunity Commission or any state or federal court or agency concerning alleged employment discrimination or any other matters relating to the employment of labor.

     3.27 Workers Compensation.  Schedule 3.27 sets forth all expenses,
          --------------------   -------------
obligations, duties and liabilities relating to any claims by employees and former employees (including dependents and spouses) of the Company or Plan Affiliate (or predecessors) made since December 31, 1996, and the extent of any specific accrual on or reserve therefor set forth on the Financial Statements, for costs, expenses and other liabilities under any workers compensation laws, regulations, requirements or programs. No claims, injuries, fact, event or condition exists which would give rise to a material claim by employees and former employees (including dependents and spouses) of the Company or Plan Affiliates under any workers compensation laws, regulations, requirements or programs or for any other medical costs and expenses.

     3.28 Customers.  Schedule 3.28 is a complete and correct list of the ten
          ---------   -------------
largest customers of the Company (in terms of the dollar volume of each of the Company's sales made or services provided to such customers during the twelve months ended August 31, 1998). In the last twelve months, no such customer has cancelled or otherwise terminated or threatened to cancel or terminate, its contract, agreement or arrangement (written or oral) with the Company. Except as set forth on Schedule 3.28, the Company has not received any notice, nor does
                -------------
Seller have any knowledge, that any such customer intends to cancel or otherwise modify its relationship with the Company.

     3.29 Affiliate Transactions.  Schedule 3.29 sets forth the parties to and
          ----------------------   -------------
the date, nature and amount of each transaction involving the transfer of any cash, property or rights to or from the Company from, to or for the benefit of any Affiliate or former Affiliate of the Company ("Affiliate Transactions") during the period commencing January 1, 1997 through the date hereof and any existing commitments of the Company to engage in the future in any Affiliate Transactions. Each Affiliate Transaction was effected on terms equivalent to those which would have been established in an arms-length negotiation.

     3.30 Independent Contractors.  The Company has never treated any of its
          -----------------------
independent contractors ("Independent Contractors") as an employee for any period and has never been required to file any federal tax returns for any of its Independent Contractors.

     3.31 Brokers  None of Seller, the Company and any Affiliate thereof has
          -------
employed any broker or finder or has incurred or will incur any broker's, finder's or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

     3.32 No Misrepresentation.  None of the representations and warranties of
          --------------------
Seller set forth in this Agreement, in any of the certificates, schedules, lists, documents, exhibits, or other instruments delivered, or to be delivered, to Buyer as contemplated by any provision hereof (including, without limitation, the Transaction Documents), contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There is no material fact which has not been disclosed to Buyer which materially adversely affects or could reasonably be anticipated to materially adversely affect the Business or Seller's ability to consummate the transactions contemplated hereby.


                                 ARTICLE 4
                                 ---------

                     BUYER'S REPRESENTATIONS AND WARRANTIES
                     --------------------------------------

     Buyer hereby represents and warrants to Seller as follows:

     4.1  Organization.  Buyer is a corporation duly organized, validly existing
          ------------
and in good standing under the laws of the State of Delaware.

     4.2  Authorization.  Buyer has full power, right and authority to enter
          -------------
into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party by Buyer have been duly and properly authorized by all requisite company action in accordance with applicable law and with the Certificate of Incorporation and the by-laws of Buyer. This Agreement and the Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer and are the valid and binding obligation of Buyer and are enforceable against Buyer in accordance with their respective terms. No permits, approvals or consents of or notifications to (i) any governmental entities or (ii) any other Persons are necessary in connection with the execution, delivery and performance by Buyer of this Agreement and the Transaction Documents and the consummation by Buyer of the transactions contemplated hereby or thereby.

     4.3  Transaction Not a Breach.  Neither the execution and delivery of this
          ------------------------
Agreement and the Transaction Documents to which Buyer is a party nor the performance by Buyer of its obligations hereunder or thereunder will: (i) violate or conflict with or result in a breach of any provision of any Rules of any court or other tribunal or any governmental entity or agency binding on Buyer or conflict with or result in the breach of any of the terms, conditions or provisions thereof; (ii) constitute a default under the Certificate of Incorporation or by-laws of Buyer or any material contract, agreement, mortgage, note, bond, license or other instrument or obligation of any nature to which Buyer is a party or by which Buyer, its assets or property is bound; (iii) constitute an event which would permit any party to terminate, or accelerate the maturity of any indebtedness or other obligation under, any material contract, agreement, indenture, mortgage, note, bond, license or other instrument to which Buyer is a party or by which Buyer or Buyer's properties is bound or subject;
(iv) result in the creation or imposition of any Lien upon Buyer's capital stock or assets; or (v) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to the Certificate of Incorporation and the bylaws of Buyer. No permits, approvals or consents of or notifications to any persons or governmental entities (other than to any state's securities commission or division as to Seller) are necessary in connection with the execution and delivery by Buyer of this Agreement or the Transaction Documents to which Buyer is a party or the payment by Buyer of the Purchase Price, it being understood that Buyer makes no representation or warranty with respect to permits, approvals or consents necessary to operate the Company or conduct the Business on or after the Closing.

     4.4  Acquisition of Shares for Investment.  Buyer is acquiring the Shares
          ------------------------------------
for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Shares. Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of (i) without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration under such Act and (ii) except in accordance with any applicable provisions of state securities laws.

     4.5  No Misrepresentation.  None of the representations and warranties of
          --------------------
Buyer set forth in this Agreement or in any of the certificates, schedules, lists, documents, exhibits, or other instruments delivered, or to be delivered, to Seller as contemplated by any provision hereof (including, without limitation, the Transaction Documents), contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.


                                 ARTICLE 5
                                 ---------

                                 CLOSING
                                 -------

     5.1  Time and Place.  The closing of the transactions that are the subject
          --------------
of this Agreement (the "Closing") shall occur at the offices of Katten Muchin & Zavis, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661 at 10:00 a.m. on September 30, 1998, or at such other time and date as the parties mutually agree (the "Closing Date").

     5.2  Deliveries of Seller.  At the Closing, Seller will execute and
          --------------------
deliver, or cause to be executed and delivered, to Buyer:

          (a) Stock Certificates.  Certificates representing the Shares,
              ------------------
     endorsed over to Buyer or accompanied by duly executed stock powers;

          (b) Resolutions.  A copy of a resolution of the Board of Directors of
              -----------
     Seller, certified by the secretary thereof as having been duly and validly adopted and being in full force and effect, authorizing execution and delivery of this Agreement and performance of the transactions contemplated hereby by Seller;

          (c) Corporate Documents.  The charter documents of the Company,
              -------------------
     certified by the Secretary of State of Pennsylvania, as of a date not more than ten days prior to the Closing Date, and the by-laws of the Company, certified in each case by the secretary of the Company as in effect at the Closing;

          (d) Certificates of Good Standing.  Certificates of Good Standing,
              -----------------------------
     dated not more than 15 days prior to the Closing Date, with respect to the Company, issued by the Secretary of State of Pennsylvania and by the Secretary of State of each jurisdiction in which the Company is qualified to do business as a foreign corporation as set forth in Schedule 3.2;
                                                             ------------

          (e) Books and Records.  All of the minutes books, stock ledgers and
              -----------------
     similar corporate records of the Company;

          (f) Evidence of Lien Discharge.  Evidence of the release or discharge
              --------------------------
     of such financing statements, judgments, or other Liens on or against the Company and outstanding guarantees by the Company as Buyer directs, in form and substance satisfactory to Buyer at the Closing.

          (g) Consents.  Evidence that all consents, approvals, or
              --------
     authorizations of or notifications to any third parties (including governmental agencies), if any, required to sell and assign the Shares and to consummate the transactions contemplated hereby have been obtained by Seller (including, without limitation, those consents, approvals or authorizations set forth on Schedule 3.1).
                                 ------------

          (h) Opinion of Counsel.  An opinion of counsel for Seller, dated as of
              ------------------
     the Closing Date, substantially in the form of Exhibit C;
                                                    ---------

          (i) Transition Services Agreement.  Transition Services Agreement
              -----------------------------
     between Buyer and Seller ("Transition Services Agreement"), substantially in the form of Exhibit D, duly executed by Seller;
                    ---------

          (j) Resignations of Officers and Directors.  Instruments evidencing
              --------------------------------------
     the resignation of each director and officer of the Company, duly executed by each such individual;

          (k) Satisfaction of Seller Obligations Under Employment Contracts.
              -------------------------------------------------------------
     Evidence of full and complete pay-out under 1997 Stock Plan of Seller pursuant to all outstanding employment agreements of the Company, in form and substance satisfactory to Buyer; and

          (l) Other Documents.  Such other documents and instruments as Buyer or
              ---------------
     its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

     All documents delivered to Buyer shall be in form and substance reasonably satisfactory to Katten Muchin & Zavis, counsel for Buyer.

     5.3  Deliveries of Buyer.  At the Closing, Buyer will deliver to Seller
          -------------------
simultaneously with delivery of the items referred to in Section 5.2:

          (a) Payment of the Purchase Price.  Bank wire transfers as provided in
              -----------------------------
     Section 2.2 and the Note;

          (b) Resolutions.  A copy of a resolution of the Board of Directors of
              -----------
     Buyer, certified by the secretary thereof as having been duly and validly adopted and being in full force and effect, authorizing execution and delivery of this Agreement and performance of the transactions contemplated hereby by Buyer;

          (c) Company Documents.  The Articles of Incorporation of Buyer,
              -----------------
     certified by the Secretary of State of Delaware, as of a date not more than 15 days prior to the Closing Date, certified by the secretary of Buyer as in effect at the Closing;

          (d) Good Standing Certificate.  A Certificate of Good Standing dated
              -------------------------
     not more than 15 days prior to the Closing Date, with respect to Buyer, issued by the Secretary of State of Delaware;

          (e) Opinion of Counsel.  An opinion of counsel for Buyer dated as of
              ------------------
     the Closing Date, substantially in the form of Exhibit E;
                                                    ---------

          (f) Transition Services Agreement.  Transition Services Agreement,
              -----------------------------
     duly executed by Buyer; and

          (g) Other Documents.  Such other documents and instruments as Seller
              ---------------
     or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

     All documents delivered to Seller shall be in form and substance reasonably satisfactory to Eckert, Seamans, Cherin & Mellott, LLC, counsel for Seller.

                                   ARTICLE 6
                                   ---------

                            COVENANTS AFTER CLOSING
                            -----------------------

     6.1  Liability for Taxes.  The following provisions shall govern the
          -------------------
allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:

          (a) Allocation of Taxes.  Notwithstanding anything herein to the
              -------------------
     contrary, Seller shall be responsible for all Taxes imposed on the Company or any Affiliated Group in which the Company is or was a member for all taxable periods, or portions of taxable periods, ending before or as of the close of business on the Closing Date including, without limitation, any Taxes resulting from the election under Section 338(h)(10) of the Code (the "Seller Taxes"). Buyer shall be responsible for all Taxes imposed on the Company or any Affiliated Group in which the Company is a member for all taxable periods, or portions of taxable periods, beginning the day after the Closing Date (the "Buyer Taxes"). Whenever in accordance with this
     Section 6.1, Buyer shall be required to pay Seller the Buyer Taxes or Seller shall be required to pay Buyer the Seller Taxes, subject to the parties' right to dispute the amount of such Taxes in good faith with the appropriate taxing authority, such payments shall be made the later of ten days after requested or ten days before the requesting party is required to pay or cause to be paid the related Tax liability and the parties shall treat any such payments as a purchase price adjustment for tax purposes. Where the Seller Taxes are calculated on the basis of a period which includes the day after the Closing Date, such Seller Taxes shall be calculated on the basis of the taxable income of the Company as though the taxable year of the Company terminated at the close of business on the Closing Date.

          (b) Returns for Tax Periods Ending Before or as of the Closing Date.
              ---------------------------------------------------------------
     Buyer shall file (or cause to be filed) any Tax Returns of the Company for Tax periods ending before or as of the Closing Date for which Tax Returns shall not have been filed before the Closing Date. Such Tax Returns shall be prepared on a basis consistent with past practice to the extent such past practice is consistent with all federal, state, local and foreign Tax laws, rules and regulations. Seller shall be entitled to receive copies of, and have its accountants review, such Tax Returns prior to their filing.

          (c) Returns for Tax Periods Beginning Before and Ending After the
              -------------------------------------------------------------
     Closing Date.  Buyer shall file (or cause to be filed) any Tax Returns of
     ------------
     the Company for Tax periods which begin before the Closing Date and end after the Closing Date. Such Tax Returns shall be prepared on a basis consistent with past practice to the extent such past practice is consistent with all federal, state, local and foreign Tax laws, rules and regulations.

          (d) Retention of Records.  Each of Buyer, the Company and Seller shall
              --------------------
     retain all books, records and other data pertaining to Tax matters for all open periods through the Closing Date. In particular, Seller, the Company and Buyer shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating thereto with respect to the operations of the Company prior to the Closing Date, until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective Tax periods.

          (e)  Code Section 338(h)(10).  Seller agrees to cooperate with Buyer,
               -----------------------
     at Buyer's written request, in making an election under Section 338(h)(10) of the Code and making any corresponding elections under any State or local income tax law.

          (f) Cooperation.  Buyer covenants and agrees that subsequent to the
              -----------
     Closing, upon reasonable notice and during normal business hours, Buyer will give Seller and its representatives information relevant to the Company to the extent necessary to enable Seller to prepare its Tax Returns, and to secure any information which it requires in connection with the audit of any Tax Return filed by it.

     6.2  Indemnification.
          ---------------

          6.2.1  Indemnification by Seller.  From and after the Closing, Seller
                 -------------------------
agrees to indemnify, defend and save Buyer and the Company and their respective Affiliates and Plan Affiliates, and each of their respective officers, directors, employees, agents, Employee Benefit Plans, and fiduciaries, plan administrators or other parties dealing with any such plans (each, a "Buyer Indemnified Party"), forever harmless from and against, and to promptly pay to a Buyer Indemnified Party or reimburse a Buyer Indemnified Party for, any and all liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs, expenses, interest, fines, penalties, actual or punitive damages or costs or expenses of any and all investigations, proceedings, judgments, environmental analyses, remediations, settlements and compromises (including fees and expenses of attorneys, accountants and other experts) (individually and collectively, the "Losses") actually sustained or incurred by any Buyer Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any of the following:

          (a) any misrepresentation or breach of a representation or warranty made herein or in the Transaction Documents by Seller, or non-compliance with or breach by Seller of any of the covenants or agreements contained in this Agreement or the Transaction Documents to be performed by Seller or any of its Affiliates;

          (b) any violations of, or obligations under, Environmental and Safety Requirements or Rules relating to acts, omissions, circumstances or conditions existing on or prior to the Closing Date, whether or not such acts, omissions, circumstances or conditions constituted a violation of Environmental and Safety Requirements or Rules, as the case may be, as then in effect;

          (c) any action, demand, proceeding, investigation or claim (whenever made) by any third party (including governmental agencies) against or affecting Buyer or the Company which, if successful, would give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations, warranties or covenants of Seller;

          (d) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and Seller;

          (e) any claim for payment of Taxes against Buyer for which Seller is liable pursuant to Section 6.1(a); or

          (f) any claim relating to (i) Section 3(f) of that certain Employment Agreement, dated as of June 1, 1997, by and between the Company and Patrick Zabrow, (ii) Section 3(g) of that certain Employment Agreement, dated as of April 21, 1997, by and between the Company and Thomas Jacobs, and (iii) that certain Employment Agreement, dated as of December 11, 1997, by and between Seller and Michael Fetchko.

          6.2.2  Indemnification by Buyer.  From and after the Closing, Buyer
                 ------------------------
and the Company, jointly and severally, agree to indemnify, defend and save Seller and its Affiliates, and their respective officers, directors, employees and agents (each, a "Seller Indemnified Party") forever harmless from and against, and to promptly pay to a Seller Indemnified Party or reimburse a Seller Indemnified Party for, any and all Losses actually sustained or incurred by any Seller Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any of the following:

          (a) any misrepresentation or breach of a representation or warranty made herein or in the Transaction Documents by Buyer, or non-compliance with or breach by Buyer of any of the covenants or agreements contained in this Agreement or the Transaction Documents to be performed by Buyer or any of its Affiliates;

          (b) any action, demand, proceeding, investigation or claim (whenever made) by any third party (including governmental agencies) against or affecting Seller which, if successful, would give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations, warranties or covenants of Buyer;

          (c) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and Buyer; or

          (d) any claim for payment of Taxes against Seller for which Buyer is liable pursuant to Section 6.1(a).

          6.2.3  Indemnification Procedure for Third Party Claims.  In the event
                 ------------------------------------------------
that subsequent to the Closing any person or entity entitled to indemnification under this Agreement (an "Indemnified Party") asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity that is not a party to this Agreement or an Affiliate of a party to this Agreement (including, but not limited to any domestic or foreign court or governmental authority, federal, state or local) (a "Third Party Claim") against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an "Indemnifying Party"), the Indemnified Party shall give written notice together with a statement of any available information regarding such claim to the Indemnifying Party within 60 days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "Defense Notice") within 30 days after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim ("Defense Counsel"), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within ten days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Party's approval. If the parties still fail to agree on Defense Counsel, then, at such time, they shall mutually agree in good faith on a procedure to determine the Defense Counsel.

          (a) In the event that the Indemnifying Party shall fail to give the Defense Notice, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith and to compromise and settle the claim without prior consent of the Indemnifying Party and the Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith.

          (b) In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, provided that the Indemnified Party shall have the right to compromise and settle the claim only with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

          (c) Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive or other equitable relief would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

          (d) The Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim to the extent that claim seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party (and the cost of such defense shall constitute an amount for which the Indemnified Party is entitled to indemnification hereunder).

          (e) If a firm decision is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 6.2.3, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within 15 calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnified Party through the end of such 15-day period.

          (f) Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

          6.2.4  Direct Claims.  It is the intent of the parties hereto that all
                 -------------
direct claims by an Indemnified Party against a party hereto not arising out of Third Party Claims ("Direct Claims") shall be subject to and benefit from the terms of this Section 6.2. Any Direct Claim under this Section 6.2 by an Indemnified Party for indemnification other than indemnification against a Third Party Claim will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, and the Indemnifying Party will have a period of 30 calendar days within which to satisfy such Direct Claims. If the Indemnifying Party does not so respond within such 30 calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party under this Section 6.2 or otherwise, at law or in equity. Any claim by an Indemnified Party arising out of a claim by an entity that is not a party to this Agreement or an Affiliate of a party to this Agreement shall in the first instance be dealt with as a Third Party Claim pursuant to the procedures set forth in Section 6.2.3.

          6.2.5  Failure to Give Timely Notice.  A failure by an Indemnified
                 -----------------------------
Party to give timely, complete or accurate notice as provided in this Section
6.2 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

          6.2.6  Survival of Representations, Warranties and Covenants; Time
                 -----------------------------------------------------------
Limits on Indemnification Obligations.  Notwithstanding any right of Buyer to
-------------------------------------
fully investigate the affairs of Seller and the Business, and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to such investigation or right of investigation, Buyer has the right to rely fully upon the representations, warranties, covenants and agreements of Seller contained in this Agreement or in any certificate delivered pursuant to any of the foregoing. All such representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the Closing hereunder for a period of 18 months from the Closing Date; provided that (i) Indefinite Claims will survive indefinitely, (ii) Special Claims will survive until the date that all claims against any Buyer Indemnified Party which could give rise to a Special Claim are barred by all applicable statutes of limitations and (iii) any covenants or Transaction Document specifying a time period for such covenant or Transaction Document, shall survive in accordance with its terms; provided that any claim asserted by an Indemnified Party on or prior to the expiration of the applicable period specified above under Section 6.2.3 hereof shall survive indefinitely.

          (a) "Indefinite Claim" means any claim hereunder whether indemnification or otherwise based upon, arising out of or otherwise in respect of any breach of any representation, warranty, covenant or agreement of Seller contained in Sections 3.1, 3.2, 3.5 or 3.6.

          (b) "Special Claim" means any claim hereunder whether indemnification or otherwise based upon, arising out of or otherwise in respect of (i) any inaccuracy or omission in or any breach of any representation, warranty, covenant or agreement of Seller contained in Sections 3.10, 3.18(a)(iv), 3.18(a)(viii), 3.22, 3.24 or 3.31 or otherwise concerning Taxes, or (ii) indemnification under Section 6.2.1(b), (d) or (f).

          6.2.7  Limitation on Seller's Indemnification Obligations.
                 --------------------------------------------------
Notwithstanding any other provision contained herein, Seller shall have no indemnification obligation hereunder for Losses until such time as the aggregate value of such Losses equals or exceeds $75,000, at which time Seller shall be liable for all such Losses up to a maximum indemnification obligation for such Losses hereunder equal to the Purchase Price. Notwithstanding the foregoing, the limitations contained in this Section
6.2.7 shall not apply to Indefinite Claims and Special Claims.

          6.2.8  Fraud.  In the case of fraud by Seller in the making of
                 -----
representations and warranties or in the failure of covenants herein, Buyer shall have all remedies available at law and at equity without giving effect to any of the limitations set forth in Section 6.2.6 or Section 6.2.7.

     6.3  Restrictive Covenants.
          ---------------------

          6.3.1  Seller's Acknowledgement.  Seller agrees and acknowledges that
                 ------------------------
in order to assure Buyer that the Company will retain its value and that of the Business as a going concern, it is necessary that Seller undertakes not to utilize its special knowledge of the Business and their relationships with customers to compete with Buyer.

          6.3.2  Non-Compete.  Seller hereby agrees that for a period commencing
                 -----------
on the date hereof and ending five years from the Closing Date (the "Restricted Period"), Seller will not, directly or indirectly, as employee, agent, consultant, stockholder, director, manager, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in the Business anywhere in United States (the "Territory"). With respect to the Territory, Seller specifically acknowledges that the Business has heretofore been conducted throughout the United States.

          6.3.3  Non-Solicitation.  Without limiting the generality of the
                 ----------------
provisions of Section 6.3.2 above, Seller hereby agrees that, during the Restricted Period, it shall not, directly or indirectly, solicit, or participate as employee, agent, consultant, stockholder, director, manager, partner or in any other individual or representative capacity in any business which solicits, business from any person, firm, corporation or other entity which is or was a customer of the Business during the two year period preceding the date of such solicitation, or from any successor in interest to any such person, firm, corporation or other entity for the purpose of securing business or contracts related to the Business.

          6.3.4  Confidential Information.  During the term of this Agreement
                 ------------------------
and thereafter, Seller shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of Buyer or as otherwise required pursuant to law, furnish, make available or disclose to any third party or use for the benefit of itself or any third party, any Confidential Information. As used in this Section 6.3.4, "Confidential Information" shall mean any information relating to the business or affairs of Buyer, the Company or the Business, including but not limited to information relating to financial statements, customer identities, potential customers, employees, servicing methods, equipment, programs, strategies and information, analyses, profit margins or other proprietary information used by Buyer or the Company in connection with the Business; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes generally known in the industry through no wrongful act on the part of Seller. Seller acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company.

          6.3.5  Interference with Relationships.  During the Restricted Period,
                 -------------------------------
Seller shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity: (i) without the prior written consent of Buyer, employ, or engage, recruit or solicit for employment or engagement, any person who is (or was within six months of the date such employment, engagement or solicitation commences or occurs, as the case may be) employed or engaged by the Company or Buyer, or otherwise seek to influence or alter any such person's relationship with the Company or Buyer; provided, however, that if the Company is relocated outside the greater Pittsburgh metropolitan area during the Restricted Period, this restriction shall not apply, or (ii) solicit or encourage any present or future customer of the Company or Buyer to terminate or otherwise alter his, her or its relationship with Buyer.

          6.3.6  Blue-Pencil.  If any court of competent jurisdiction shall at
                 -----------
any time deem the term of any particular restrictive covenant contained in this
Section 6.3 too lengthy or the Territory too extensive, the other provisions of this Section 6.3 shall nevertheless stand, the Restricted Period shall be deemed to be the longest period permissible by law under the circumstances and the Territory shall be deemed to comprise the largest territory permissible by law under the circumstances. The court in each case shall reduce the Restricted Period and/or Territory to permissible duration or size.

          6.3.7  Property of the Business.  All memoranda, notes, lists, records
                 ------------------------
and other documentation or papers (and all copies thereof except as may be necessary to retain for purposes related solely to consolidated structure of Seller), including such items stored in computer memories, or microfiche or by any other means, which will become Buyer's property (after the consummation of transactions contemplated by this Agreement), are and shall be Buyer's property and shall be delivered to Buyer promptly on the request of Buyer.

          6.3.8  Remedies.  Seller acknowledges and agrees that the covenants
                 --------
set forth in this Section 6.3 hereof are reasonable and necessary for the protection of Buyer's business interests, that irreparable injury will result to Buyer if Seller breaches any of the terms of this Section 6.3, and that in the event of Seller's actual or threatened breach of any of the provisions contained in this Section 6.3, Buyer will have no adequate remedy at law. Seller accordingly agrees that in the event of any actual or threatened breach by it of any of the provisions contained in this Section 6.3, Buyer shall be entitled to such injunctive and other equitable relief, without the necessity of showing actual monetary damages, as may be deemed necessary or appropriate by a court of competent jurisdiction. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

          6.4  Other Contracts and Permits.  To the extent that any contracts or
               ---------------------------
permits that relate to the Business or the Company are not in the name of the Company or do not otherwise inure to the benefit of the Company but are in the name of Seller or any Affiliate of Seller or otherwise inure to the benefit of Seller or any Affiliate of Seller and without in any way limiting Seller's obligations pursuant to this Agreement, Seller shall (i) use its best efforts to ensure that such contracts or permits are transferred to the Company, (ii) cooperate with Buyer and the Company in any arrangement designed to provide the Company and Buyer with the rights and benefits of such contracts and permits and
(iii) enforce such contracts on behalf of the Company and Buyer.

                                   ARTICLE 7
                                   ---------

                                 MISCELLANEOUS
                                 -------------

     7.1  Notices, Consents, etc  Any notices, consents or other communication
          ----------------------
required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally,
(b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered by a recognized overnight courier service, or (d) sent by facsimile transmission to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

          (a)  If to Seller:

               Allin Communications Corporation
               300 Greentree Commons
               381 Mansfield Avenue
               Pittsburgh, Pennsylvania  15220
               Attention:   Richard Talarico, Chairman
               Facsimile No.:  (412) 928-0225

               with a copy to:

               Eckert, Seamans, Cherin & Mellott, LLC
               600 Grant Street, 42nd Floor
               Pittsburgh, Pennsylvania  15219
               Attention:   Lou Moraytis
               Facsimile No.:  (412) 566-6099

          (b)  If to Buyer:

               Lighthouse Holdings, Inc.
               676 N. Michigan Avenue, Suite 3410
               Chicago, Illinois  60661
               Attention:   Terence M. Graunke
               Facsimile No.: (312) 640-7068

               with a copy to:

               Katten Muchin & Zavis
               525 West Monroe Street
               Suite 1600
               Chicago, Illinois  60661
               Attention:   Herbert S. Wander, Esq.
               Julie Kunetka, Esq.
               Facsimile No.: (312) 902-1061

Date of service of such notice shall be (w) the date such notice is personally delivered, (x) three days after the date of mailing if sent by certified or registered mail, (y) one day after date of delivery to the overnight courier if sent by overnight courier or (z) the next succeeding business day after transmission by facsimile.

     7.2  Public Announcements.  Unless otherwise required by law, no party
          --------------------
shall make any public announcement or filing with respect to the transactions provided for herein without the prior consent of the other party hereto. To the extent reasonably feasible, any press release or other announcement or notice regarding the transactions contemplated by this Agreement shall be made jointly by the parties.

     7.3  Severability.  The unenforceability or invalidity of any provision of
          ------------
this Agreement shall not affect the enforceability or validity of any other provision.

     7.4  Amendment and Waiver  This Agreement may be amended, or any provision
          ----------------------
of this Agreement may be waived, provided that any such amendment or waiver will be binding on Buyer only if such amendment or waiver is set forth in a writing executed by Buyer, and provided that any such amendment or waiver will be binding upon Seller only if such Amendment or waiver is set forth in a writing executed by Seller. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

     7.5  Documents.  Each party will execute all documents and take such other
          ---------
actions as any other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Agreement.

     7.6  Counterparts.  This Agreement may be executed simultaneously in two or
          ------------
more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other.

     7.7  Expenses.  Except as paid prior to the date hereof or otherwise
          --------
specifically provided herein, each of the parties shall pay all costs and expenses incurred or to be incurred by it, him or her, as the case may be, in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

     7.8  Construction.  This Agreement shall be construed and enforced in
          ------------
accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Illinois, without giving effect to provisions thereof regarding conflict of laws.

     7.9  Headings.  The subject headings of Articles and Sections of this
          --------
Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

     7.10 Assignment.  This Agreement will be binding upon and inure to the
          ----------
benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by Seller without the prior written consent of Buyer. Buyer may assign its rights and delegate its responsibilities, liabilities and obligations under this Agreement.

     7.11 Definitions.  For purposes of this Agreement, the following terms have
          -----------
the meaning set forth below:

          "Affiliate" means an affiliate as defined in Rule 405 under the Securities Act of 1933, as amended, and includes any past and present Affiliate of a Person.

          "Affiliated Group" means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

          "Code" means the Internal Revenue Code of 1986, as amended.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable as the date of determination, consistently applied.

          "Hazardous Wastes" means (A) hazardous materials, hazardous substances, extremely hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S)9601 et seq., the Resource Conservation
                                           -- ----
     and Recovery Act, 42 U.S.C.  (S)6901 et seq., and any other Environmental
                                          -- ----
     and Safety Requirements; (B) petroleum, including without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (C) any radioactive material, including, without limitation, any source, special nuclear, or by-product material as defined in 42 U.S.C. (S)2011 et seq.; (D) asbestos in any form or condition; and
                           -- ----
     (E) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental and Safety Requirements.

          "Liens" means any claims, liens, charges, restrictions, options, preemptive rights, mortgages, hypothecations, assessments, pledges, encumbrances or security interests of any kind or nature whatsoever.

          "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, entity or government (whether Federal, state, county, city or otherwise, including, without limitation, any instrumentality, division, agency or department thereof).

          "Proprietary Rights" means all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names and corporate names; all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, documentation and software, financial, business and marketing plans, and franchisee, customer and supplier lists and related information and all other proprietary rights.

          "Tax" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto).

          "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting Schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

          "Transaction Documents" means all agreements and instruments contemplated by and being delivered pursuant to or in connection with this Agreement.

     7.12 Entire Agreement.  This Agreement, the preamble, the schedules and the
          ----------------
exhibits attached to this Agreement (all of which shall be deemed incorporated in the Agreement and made a part hereof) set forth the entire understanding of the parties with respect to the subject matter hereof, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the parties hereto.

     7.13 Third Parties.  Nothing herein expressed or implied is intended or
          -------------
shall be construed to confer upon or give to any person or entity, other than the parties to this Agreement and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

     7.14 Interpretative Matters. Unless the context otherwise requires, (a) all
          ----------------------
references to Articles, Sections or Schedules are to Articles, Sections or Schedules in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, and (c) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter.

     7.15 Knowledge.  Where any representation or warranty of Seller contained
          ---------
in this Agreement is expressly qualified by reference "to the knowledge of," it refers to the knowledge of Seller and all officers, directors and managers of the Company as to the existence or absence of facts that are the subject of such representations and warranties, it being understood that such parties have not made any other independent investigation or consulted with any outside third parties, other than the Company's accountants and legal counsel; provided that where such phase is used to qualify representations and warranties regarding any Rules, Seller shall be deemed to know all material Rules applicable to the Company and the Business.

     7.16 No Strict Construction.  The language used in this Agreement will be
          ----------------------
deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              SELLER:


                              ALLIN COMMUNICATIONS CORPORATION


                              By:  /s/ Richard W. Talarico
                                   -----------------------
                              Name:  Richard W. Talarico
                                     -------------------
                              Title:  CEO/Chairman
                                      ------------


                              BUYER:

                              LIGHTHOUSE HOLDINGS, INC.


                              By: /s/ Terence M. Graunke
                                 ------------------------
                                 Terence M. Graunke
                                 Chief Executive Officer

                                                      SCHEDULES
                                                      ---------
Schedule 2.1               --            Schedule of Allocation of Purchase Price
Schedule 3.1               --            Schedule of Consents
Schedule 3.2               --            Schedule of States of Qualification
Schedule 3.4               --            Schedule of Officers and Directors
Schedule 3.5               --            Schedule of Capital Stock
Schedule 3.7               --            Schedule of Financial Statements
Schedule 3.8               --            Schedule of Undisclosed Liabilities
Schedule 3.10              --            Schedule of Certain Tax Matters
Schedule 3.11              --            Schedule of Material Contracts
Schedule 3.12              --            Schedule of Real Property
Schedule 3.13              --            Schedule of Personal Property Leases
Schedule 3.14              --            Schedule of Closed Litigation Matters
Schedule 3.16              --            Schedule of Intellectual Property
Schedule 3.18              --            Schedule of Conduct of Ordinary Business
Schedule 3.19              --            Schedule of Insurance Policies and Claims
Schedule 3.20              --            Schedule of Bank Accounts and Powers of Attorney
Schedule 3.21              --            Schedule of Licenses and Permits
Schedule 3.22              --            Schedule of Employee Benefit Plans
Schedule 3.23              --            Schedule of Certain Interests of the Company
Schedule 3.25              --            Schedule of Salaries
Schedule 3.26              --            Schedule of Personnel Arrangements
Schedule 3.27              --            Schedule of Workers Compensation
Schedule 3.28              --            Schedule of Customers
Schedule 3.29              --            Schedule of Affiliate Transactions

                               EXHIBITS
                               --------

Exhibit A    -   Form of Promissory Note
Exhibit B    -   Unearned Revenue Amount
Exhibit C    -   Form of Opinion of Seller's Counsel
Exhibit D    -   Form of Transition Services Agreement
Exhibit E    -   Form of Opinion of Buyer's Counsel



(Pursuant to Regulation S-K, Item 601(b)(2), Registrant agrees to furnish supplementally a copy of the schedules and exhibits to this agreement to the Securities Exchange Commission upon request.)